UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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COASTAL BANKING COMPANY, INC.
(Exact name of registrant as specified in its charter)

South Carolina	58-2455445
(State of other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

36 West Sea Island Parkway
Beaufort, South Carolina 29902
(Address of principal executive offices)

Coastal Banking Company, Inc. / First Capital Bank Holding Corporation Stock Incentive Plan
(Full title of the plan)

Randolph C. Kohn
President and Chief Executive Officer
Coastal Banking Company, Inc.
36 West Sea Island Parkway
Beaufort, South Carolina 29902
(843) 522-1228
(Name and address of agent for service)

_________________________________

Copies Requested to:

Neil E. Grayson, Esq.
Nelson Mullins Riley & Scarborough LLP
Poinsett Plaza, Suite 900
104 South Main Street
Greenville, South Carolina 29601
Telephone:  (864) 250-2300
Fax:  (864) 232-2925
_________________________________

Title of securities	Amount to be	Proposed maximum	Proposed maximum	Amount of
to be registered	registered	offering price	aggregate offering	registration fee

Common Stock, par value $.01 per share	91,066 (1)	$22.10(2)	$2,012,559(2)	$237

(1)	Represents shares of common stock issuable under the Coastal Banking Company, Inc. / First Capital Bank Holding Corporation Stock Incentive Plan, which were assumed by the registrant in connection with its acquisition of First Capital Bank Holding Corporation
(2)	In accordance with Rule 457(h), the registration fee is based upon the average of the bid and asked price of the registrant’s common stock as of October 18, 2005.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

             The following documents filed by us with the SEC are incorporated by reference into this registration statement, and all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be incorporated by reference in this registration statement and shall be a part of this registration statement from the date of filing of the documents:

(a)	our Annual Report on Form 10-KSB for the year ended December 31, 2004;

(b)	our Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2005 and June 30, 2005;

(c)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2004, including our Current Reports on Form 8-K filed on March 15, 2005, April 6, 2005, May 20, 2005, August 3, 2005, August 8, 2005, August 29, 2005, and October 4, 2005; and

(d)	our description of our capital included in our registration statement on Form S-4/A filed on July 1, 2005.

Item 4.   Description of Securities.

             No response required to this item.

Item 5.   Interests of Named Experts and Counsel.

             No response required to this item.

Item 6.   Indemnification of Directors and Officers.

        Our articles of incorporation contain a conditional provision which, subject to certain exceptions described below, eliminates the liability of a director to the company or its shareholders for monetary damages for breach of the duty of care or any other duty as a director. This provision does not eliminate such liability to the extent the director engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law, including, without limitation, laws proscribing insider trading or manipulation of the market for any security.

        Our bylaws require the company to indemnify any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of service by such person as a director of the company or our subsidiary bank or any other corporation which he served as such at the request of the company. Except as noted in the next paragraph, directors are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding. Directors are also entitled to have the company advance any such expenses prior to final disposition of the proceeding, upon delivery of a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.

        Under the articles of incorporation, indemnification will be disallowed if it is established that the director (i) breached a duty loyalty to the company or our shareholders, (ii) engaged in willful misconduct or a knowing violation of law, (iii) permitted any unlawful distribution, or (iv) derived an improper personal benefit. In addition to the articles of incorporation, Section 33-8-520 of the South Carolina Business Corporation Act of 1988 (the “Corporation Act”) requires that “a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.” The Corporation Act also provides that upon application of a director a court may order indemnification if it determines that the director is entitled to such indemnification under the applicable standard of the Corporation Act.

        The board of directors also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The board of directors has extended or intends to extend indemnification rights to all of its executive officers.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the company pursuant to the provisions discussed above, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7.   Exemption from Registration Claimed.

        No response is required to this item.

Item 8.   Exhibits.

        The following exhibits are filed with this registration statement.

Exhibit
Number          Description of Exhibit

4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Registration Statement on Form SB-2, File No. 333-86371)

4.2	Bylaws (incorporated by reference to Exhibit 3.3 of the Registration Statement on Form SB-2, File No. 333-86371)

4.3	Form of certificate of common stock (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form SB-2, File No. 333-86371)

5.1	Opinion of Nelson Mullins Riley & Scarborough LLP regarding the legality of securities being registered

23.1	Consent of Elliott Davis, LLC

23.2	Consent of Nelson Mullins Riley & Scarborough LLP (included with Exhibit 5.1 hereto)

24	Power of Attorney (contained on the signature pages of this registration statement)

99.1	Coastal Banking Company, Inc. / First Capital Bank Holding Corporation Stock Incentive Plan

Item 9.   Undertakings.

        The Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any additional or changed material information on the plan of distribution;

provided, however, that the undertakings set forth in paragraph (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission pursuant to Section 13 or 15(d) of the Exchange Act of 1934 that are incorporated by reference in this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Beaufort, State of South Carolina, on this 21st day of October, 2005.

COASTAL BANKING COMPANY, INC. By: /s/ Randolph C. Kohn Randolph C. Kohn Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randolph C. Kohn and James L. Pate, III , or either of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	CAPACITY	DATE

/s/ Ron Anderson Ron Anderson	Director	October 21, 2005

/s/ Christina H. Bryan Christina H. Bryan	Director	October 21, 2005

/s/ Suellen Rodeffer Garner Suellen Rodeffer Garner	Director	October 21, 2005

/s/ Dennis O. Green, CPA Dennis O. Green, CPA	Director	October 21, 2005

/s/ James W. Holden, Jr., DVM James W. Holden, Jr. DVM	Director	October 21, 2005

/s/ Ladson F. Howell Ladson F. Howell	Director	October 21, 2005

/s/ James C. Key James C. Key	Director	October 21, 2005

/s/ Randolph C. Kohn Randolph C. Kohn	Director and Chief Executive Officer	October 21, 2005

/s/ James L. Pate James L. Pate	Senior Vice President and Chief Financial Officer	October 21, 2005

/s/ Robert L. Peters Robert L. Peters	Director	October 21, 2005

/s/ Robert B. Pinkerton Robert B. Pinkerton	Director	October 21, 2005

/s/ Michael G. Sanchez Michael G. Sanchez	President and Director	October 21, 2005

/s/ Edward E. Wilson Edward E. Wilson	Director	October 21, 2005

Exhibit Index

Exhibit
Number          Description of Exhibit

4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Registration Statement on Form SB-2, File No. 333-86371)

4.2	Bylaws (incorporated by reference to Exhibit 3.3 of the Registration Statement on Form SB-2, File No. 333-86371)

4.3	Form of certificate of common stock (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form SB-2, File No. 333-86371)

5.1	Opinion of Nelson Mullins Riley & Scarborough LLP regarding the legality of securities being registered

23.1	Consent of Elliott Davis, LLC

23.2	Consent of Nelson Mullins Riley & Scarborough LLP (included with Exhibit 5.1 hereto)

24	Power of Attorney (contained on the signature pages of this registration statement)

99.1	Coastal Banking Company, Inc. / First Capital Bank Holding Corporation Stock Incentive Plan